As filed with the Securities and Exchange Commission on November 25, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Proteon Therapeutics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-4580525
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 West Street
Waltham, MA 02451
(781) 890-0102
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2014 Equity Incentive Plan
2014 Employee Stock Purchase Plan
Amended and Restated 2006 Equity Incentive Plan
(Full Titles of the Plans)

Timothy P. Noyes
Chief Executive Officer
Proteon Therapeutics, Inc.
200 West Street
Waltham, MA 02451
(781) 890-0102
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Julio E. Vega, Esq. William S. Perkins, Esq. Morgan, Lewis & Bockius LLP One Federal Street Boston, MA 02110 (617) 951-8000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2014 Equity Incentive Plan Common Stock (par value $0.001 per share)	704,000(2)	$10.00 - $10.20(3)	$7,154,370.60(3)	$832
2014 Employee Stock Purchase Plan Common Stock (par value $0.001 per share)	140,500 (4)	$10.20(5)	$1,433,100(5)	$167
Amended and Restated 2006 Equity Incentive Plan Common Stock (par value $0.001 per share)	1,102,641(6)	$3.49(7)	$3,848,217.09(7)	$448

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock as may be issued by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s common stock.

(2)
Represents shares of Common Stock reserved for issuance under the 2014 Equity Incentive Plan (the “2014 EIP”). The 2014 EIP provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2014 EIP on January 1 of each calendar year, starting January 1, 2015. The number of shares added each year will be equal to: (a) 4% of the total number of shares of Common Stock as of the end of the immediately preceding fiscal year; or (b) such lesser number of shares of Common Stock as is determined by the Registrant’s board of directors (the “Board”) for the applicable year.

(3)
The maximum aggregate offering price for the 2014 EIP includes $1,321,470 payable in respect of 132,147 shares subject to options at an exercise price of $10.00 per share.  Offering prices of options that have not yet been granted as of the date of this Registration Statement are estimated in accordance with Rules 457(h) of the Securities Act solely for purposes of calculating the registration fee on the basis of $10.20, the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Market on November 21, 2014.

(4)
Represents shares of Common Stock reserved for issuance under the 2014 Employee Stock Purchase Plan (the “ESPP”). The ESPP provides that an additional number of shares will automatically be added to the shares authorized for issuance under the ESPP on January 1 of each calendar year, from January 1, 2015 and ending on (and including) January 24, 2024. The number of shares added each year will be equal to (i) the lesser of (a) 1% of the total number of shares of Common Stock as of the end of the immediately preceding fiscal year or (b) 281,000 shares of Common Stock; or (ii) such lesser number of shares of Common Stock as is determined by the Board for the applicable year.

(5)
Estimated in accordance with Rules 457(h) of the Securities Act solely for purposes of calculating the registration fee on the basis of $10.20, the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Market on November 21, 2014.

(6)
Represents shares of Common Stock issuable upon exercise of outstanding options granted under the Amended and Restated 2006 Equity Incentive Plan (the “2006 EIP”) as of the date of this Registration Statement.

(7)
Estimated in accordance with Rules 457(h) of the Securities Act solely for purposes of calculating the registration fee on the basis of the weighted-average exercise price for outstanding options granted pursuant to the 2006 EIP.

PART I

Information Required in the Section 10(a) Prospectus

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission.

The documents containing the information specified in Part I will be delivered to the participants of the 2014 EIP, the ESPP and the 2006 EIP as required by Rule 428(b).

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 25, 2014;
(b)	The Registrant’s Current Report on Form 8-K filed with the Commission on October 27, 2014;
(c)
The Registrant’s prospectus filed with the Commission on October 22, 2014 pursuant to Rule 424(b) under the Securities Act relating to the registration statement on Form S-1 (File No. 333-198777) that contains audited financial statements for the Registrant for the latest fiscal period for which such statements have been filed;

(d)
The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36694) filed with the Commission on October 16, 2014 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation's board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

As permitted by Delaware law, the Registrant’s Sixth Amended and Restated Certificate of Incorporation (the “Charter”) provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law such protection would be not available for liability:

• for any breach of a duty of loyalty to us or our stockholders;

• for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

• for any transaction from which the director derived an improper benefit; or

• for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL.

The Charter also provides that if Delaware law is amended after the approval by the Registrant’s stockholders of the Charter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by Delaware law.

The Registrant’s Amended and Restated By-Laws (the “By-Laws”) further provide that the Registrant must indemnify its directors and officers to the fullest extent permitted by Delaware law. The By-Laws also authorize the Registrant to indemnify any of its employees or agents and permit the Registrant to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

In addition, the By-Laws provide that the Registrant is required to advance expenses to its directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the By-Laws are not exclusive.

At present, there is no pending litigation or proceeding involving any of the Registrant’s directors, officers or employees for which indemnification is sought, and the Registrant is not aware of any threatened litigation that may result in claims for indemnification.

The Registrant has indemnification agreements with each of its directors and executive officers. These agreements, among other things, would require the Registrant to indemnify each director and officer to the fullest extent permitted by Delaware law, the Charter and the By-Laws, for expenses such as, among other things, attorneys' fees, judgments, fines, and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in the Registrant’s right, arising out of the person's services as its director or executive officer or as the director or executive officer of any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the Registrant’s request. The Registrant also maintain directors' and officers' liability insurance.

The Commission has taken the position that personal liability of directors for violation of the federal securities laws cannot be limited and that indemnification by the Registrant for any such violation is unenforceable. The limitation of liability and indemnification provisions in the Charter and By-Laws may discourage stockholders from bringing a lawsuit against the Registrant’s directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

The foregoing summaries are necessarily subject to the complete text of the DGCL, the Charter, the By-Laws and the indemnification agreements with each of the Registrant’s directors and executive officers referred to above and are qualified in their entirety by reference thereto.

See also the undertakings set forth in response to Item 9 hereof.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement.

Exhibit Number	Exhibit Description

4.1*
Sixth Amended and Restated Certificate of Incorporation of Proteon Therapeutics, Inc. (filed as Exhibit 3.2 to the Registrant’s registration statement on Form S-1 (File No. 333-198777) as filed on September 16, 2014).

4.2*	Amended and Restated By-laws of Proteon Therapeutics, Inc. (filed as Exhibit 3.4 to the Registrant’s registration statement on Form S-1 (File No. 333-198777) as filed on September 16, 2014).
4.3*	Form of Common Stock Certificate of the Registrant (filed as Exhibit 4.1 to Amendment No. 1 to the Registrant’s registration statement on Form S-1 (File No. 333-198777) as filed on October 7, 2014).
5.1**	Opinion of Morgan, Lewis & Bockius LLP.
10.1*
Proteon Therapeutics, Inc. Amended and Restated 2006 Equity Incentive Plan (filed as Exhibit 10.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-198777) as filed on October 7, 2014).

10.2*
Proteon Therapeutics, Inc. 2014 Equity Incentive Plan and Forms of Stock Option Agreement, Option Exercise Form (filed as Exhibit 10.2 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-198777) as filed on October 7, 2014).

10.3*
Proteon Therapeutics, Inc. 2014 Employee Stock Purchase Plan and Forms of Enrollment Agreement, Notice of Withdrawal (filed as Exhibit 10.25 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-198777) as filed on October 7, 2014).

23.1**	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2**	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).
24.1**	Powers of Attorney (included on the signature page of this Form S-8).

* Incorporated by reference.
** Filed herewith.

Item 9.	Undertakings

(a)           The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Commonwealth of Massachusetts on November 25, 2014.

PROTEON THERAPEUTICS, INC.
By:	/s/ Timothy P. Noyes
Name:	Timothy P. Noyes
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Timothy P. Noyes and George Eldridge, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy P. Noyes Timothy P. Noyes	President, Chief Executive Officer and Director (Principal Executive Officer)	November 25, 2014

/s/ George A. Eldridge George A. Eldridge	Senior Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	November 25, 2014

/s/ Hubert Birner, Ph.D. Hubert Birner, Ph.D.	Director	November 25, 2014

/s/ Garen Bohlin Garen Bohlin	Director	November 25, 2014

/s/ John G. Freund, M.D. John G. Freund, M.D.	Director	November 25, 2014

/s/ Tim Haines Tim Haines	Director	November 25, 2014

/s/ Dmitry Kobyzev, Ph.D. Dmitry Kobyzev, Ph.D.	Director	November 25, 2014

/s/ Brendan M. O’Leary, Ph.D. Brendan M. O’Leary, Ph.D.	Director	November 25, 2014

/s/Gregory D. Phelps Gregory D. Phelps	Director	November 25, 2014

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1*
Sixth Amended and Restated Certificate of Incorporation of Proteon Therapeutics, Inc. (filed as Exhibit 3.2 to the Registrant’s registration statement on Form S-1 (File No. 333-198777) as filed on September 16, 2014).

4.2*	Amended and Restated By-laws of Proteon Therapeutics, Inc. (filed as Exhibit 3.4 to the Registrant’s registration statement on Form S-1 (File No. 333-198777) as filed on September 16, 2014).
4.3*	Form of Common Stock Certificate of the Registrant (filed as Exhibit 4.1 to Amendment No. 1 to the Registrant’s registration statement on Form S-1 (File No. 333-198777) as filed on October 7, 2014).
5.1**	Opinion of Morgan, Lewis & Bockius LLP.
10.1*
Proteon Therapeutics, Inc. Amended and Restated 2006 Equity Incentive Plan (filed as Exhibit 10.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-198777) as filed on October 7, 2014).

10.2*
Proteon Therapeutics, Inc. 2014 Equity Incentive Plan and Forms of Stock Option Agreement, Option Exercise Form (filed as Exhibit 10.2 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-198777) as filed on October 7, 2014).

10.3*
Proteon Therapeutics, Inc. 2014 Employee Stock Purchase Plan and Forms of Enrollment Agreement, Notice of Withdrawal (filed as Exhibit 10.25 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-198777) as filed on October 7, 2014).

23.1**	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2**	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).
24.1**	Powers of Attorney (included on the signature page of this Form S-8).

* Incorporated by reference.
** Filed herewith.